Exhibit 4.2


                         AMENDMENT TO FORD MOTOR COMPANY
                           DEFERRED COMPENSATION PLAN
                           --------------------------
                        (Effective as of April 12, 2000)


The following new paragraph (i) is added to Section 4:

     "(i) Transfer of Deferral Accounts to Visteon Plan. Anything in the Plan to the contrary notwithstanding, all outstanding book entry deferral accounts maintained under the Plan for participants who become employees of Visteon Corporation ("Visteon") or any of its consolidated subsidiaries immediately following employment with the Company shall be transferred to a new Visteon Deferred Compensation Plan ("Visteon DCP") to be adopted by Visteon and governed by the provisions of that plan, effective as of 5:00 p.m. Eastern Standard Time on the effective date of the distribution of all of the Company's Visteon stock to the holders of the Company's common stock and Class B stock (the "Transfer Date"). The transferred account balances may not be immediately available for redesignations under the Plan until account balances have been properly verified by the recordkeepers for both plans. On and after the Transfer Date, any deferrals by such employees shall be made under the Visteon DCP, even if the election to defer was made prior to the Transfer Date. Unless the participant changes his or her investment options for any such deferral, the Visteon DCP shall honor the investment elections that were in effect under this Plan for such class year and type of compensation to the extent the Visteon DCP has the same investment choices. The Visteon DCP shall have a Ford Stock Fund investment option for those transferred accounts that had deferrals based on the Ford Stock Fund under this Plan as of the Transfer Date, but the Ford Stock Fund under the Visteon DCP shall be a "sell only" fund, and would not be available for any new deferrals or redesignations into such fund from other funds or for credits based on dividend equivalents. Distributions relating to the transferred accounts shall be made under the Visteon DCP in the form specified by the participant while employed by the Company."